Indianapolis Power & Light Company receives approval to invest in energy grid
Grid investment plan approved today by the Indiana Utility Regulatory Commission ensures continued reliability and service for IPL customers

INDIANAPOLIS, Ind. - Indianapolis Power & Light Company (IPL), an AES Company, received approval from the Indiana Utility Regulatory Commission (IURC) to invest $1.2 billion to modernize its electric grid over a seven-year-period to meet customers’ rapidly changing energy needs.
The Transmission, Distribution, and Storage System Improvements Charge (TDSIC) filing, or “IPL revAMP,” addresses the upgrade and replacement of aging equipment, hardware and other assets. In addition, the investment will provide new technology, equipment and systems, which include:

•	A self-healing electric grid, allowing IPL to isolate problems automatically and re-route power around the problem, reducing the customer impact and duration of service interruptions

•	“Smart” AMI meters and other corresponding technology that automatically let IPL know when the power is out, as well as inform estimated time of restoration during outages

•	Replacing transformers, breakers, batteries and other aging equipment at substations to meet local energy demands

“We are pleased with the IURC’s Order because it allows us to modernize our electric system to continue meeting the rapidly changing needs of our customers throughout the Indianapolis area,” said Vince Parisi, President of U.S. Utilities for The AES Corporation and President and CEO of Indianapolis Power & Light Company. “Through our revAMP investments, IPL’s goal is to continue to deliver safe, reliable and affordable energy solutions to all customers.”

The Order does not approve new customer rates. IPL plans to file its initial cost recovery request by July 1, 2020. Furthermore, IPL anticipates its transformative grid investment will support an estimated 880 jobs annually in Marion County. As a result, IPL customers should expect to see crews and contractors working throughout the service territory to replace equipment. Customers can view project progress, as well as impacts to their neighborhoods online at IPLpower.com/revAMP.
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Note to media: The IPL revAMP webpage will be continuously updated as construction project planning commences and evolves over time. A hi-res revAMP logo is attached and available for use.

About Indianapolis Power & Light Company and AES:
Indianapolis Power & Light Company (IPL), an AES Company, provides retail electric service to more than 500,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit www.IPLpower.com or connect with us on Twitter, Facebook and LinkedIn.
The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2019 revenues were $10 billion and we own and manage $34 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.
Media Contact:
Courtney Arango
Indianapolis Power & Light Company
317.220.1501 or courtney.arango@aes.com